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                                                                      Exhibit 11



                           STATER BROS. HOLDINGS INC.
                    Calculation of Earnings Per Common Share
          (In thousands, except number of shares and per share amounts)



                                                   Fiscal Years Ended
                                         -------------------------------------
                                          1996(1)        1997            1998
                                         -------        -------        -------
Net income                               $16,011        $13,467        $ 2,531


Less preferred dividends                   4,111          6,166             --
                                         -------        -------        -------

Net income available
   to common shareholders                $11,900        $ 7,301        $ 2,531
                                         =======        =======        =======

Earnings per common share                $165.28        $146.02        $ 50.62
                                         =======        =======        =======

Average common shares outstanding         72,000         50,000         50,000
                                         =======        =======        =======

Common shares outstanding
   at end of fiscal year                  50,000         50,000         50,000
                                         =======        =======        =======

(1)  53-Week Fiscal Year